                                                                EXHIBIT 12.1


                      Kulicke and Soffa  Industries, Inc.
                    Fixed Charge Coverage Ratio Calculation
                         (In thousands, except ratios)

                                                                                          Three Months Ended
                                                 Fiscal Year ended September 30,             December 31,
                                             1995     1996     1997     1998      1999          1999
                                          ----------------------------------------------     ------------
Fixed charges:

Interest expense, including
amortization of debt issuance costs         $ 1,431  $ 3,288  $ 2,331  $   262  $    215          $   556
                                          ----------------------------------------------     ------------
Portion of rental expense
deemed to represent
interest                                        785      847    1,064      999     1,072              445
                                          ----------------------------------------------     ------------
Total fixed charges                         $ 2,216  $ 4,135  $ 3,395  $ 1,261  $  1,287          $ 1,001
                                          ==============================================     ============
Earnings before fixed
charges:

Income (loss) before income tax
and minority interest                       $55,613  $15,630  $51,782  $(7,357) $(26,185)         $17,346
Equity in loss of joint ventures                -        994    6,701    8,715    10,000              346
Fixed charges                                 2,216    4,135    3,395    1,261     1,287            1,001
Total earnings (loss) before
                                          ----------------------------------------------     ------------
fixed charges                               $57,829  $20,759  $61,878  $ 2,619  $(14,898)         $18,693
                                          ==============================================     ============
Ratio of earnings to
fixed charges (1)                                26        5       18        2        -                19
                                          ==============================================     ============

(1) We would have had to generate additional earnings of $16.2 million in fiscal 1999 to achieve a ratio of 1:1.